Exhibit (a)(1)(xvii)

PRESS RELEASE

Fintech Telecom and Affiliates Release Investor FAQs on the Tender Offer for

Class B Shares and ADSs of Telecom Argentina

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New York, NY, October 24, 2016 — Fintech Telecom, LLC, along with its affiliates Fintech Advisory Inc. and David Martínez, released today answers to frequently asked questions (“FAQs”) on the Tax Cost Certificate in connection with its previously announced all-cash tender offer in the U.S. (the “U.S. Offer”) for all outstanding Class B Shares held by U.S. holders and all outstanding American depositary shares (“ADSs”) of Telecom Argentina S.A.  Investors may refer to the FAQs below.

INVESTOR FAQS

QUESTIONS AND ANSWERS ON TAX COST CERTIFICATE FOR
TENDER OFFER FOR CLASS B SHARES AND ADSs OF TELECOM ARGENTINA

Reference is made to the U.S. Offer to Purchase filed on a combined Schedule TO-T/A and Schedule 13e-3/A report (the “Schedule TO-T/A”) by Fintech Telecom, LLC, Fintech Advisory Inc. and David Martínez (the “Bidders”) on September 15, 2016. All capitalized terms not defined herein have the meaning assigned to them in the U.S. Offer to Purchase.

1.              Where can I find the Tax Cost Certificate?

The form of the Tax Cost Certificate is attached as Exhibits 1 and 2 to each of the Form of Letter of Transmittal with respect to the ADSs (for ADSs holders), attached as Exhibit (a)(1)(iv) to the Schedule TO-T/A, and the U.S. Form of Acceptance for Shares (for holders of Class B Shares), attached as Exhibit (a)(1)(ii) to the Schedule TO-T/A. The form marked “Exhibit 1” is to be completed by individual holders and the form marked “Exhibit 2” is to be completed by corporate entity holders.

Each form of Tax Cost Certificate includes an “Annex A” for the purpose of attaching apostilled and notarized copies of all supporting documents that have been used by the certified public accountant or certified public accounting firm completing and signing the Tax Cost Certificate to verify the acquisition and the acquisition cost of the Securities submitted for tender.

You may obtain the Letter of Transmittal or U.S. Form of Acceptance, including the form of the Tax Cost Certificate, by contacting D.F. King at teco@dfking.com.

2.              What is the purpose of the Tax Cost Certificate?

The purpose of the Tax Cost Certificate is to provide evidence of the acquisition cost of tendered Securities in order to determine the appropriate amount of Argentine capital gains tax for any tendering holder not domiciled in Argentina for Argentine tax purposes in the event that such holder opts to be taxed on the Net Gain.  If such holder timely and validly submits a Tax Cost Certificate, the Bidders will withhold from the Offer Price 15% of the Net Gain, which will be equal to the Offer Price less the acquisition cost of the tendered Securities, as evidenced by information provided in the Tax Cost Certificate, in respect of Argentine capital gains tax.

If a holder does not timely and validly submit a properly-completed Tax Cost Certificate, the Bidders will be required to withhold the capital gains tax from the Offer Price at a default tax rate of 13.5% of the Offer Price (the gross consideration to be paid to tendering holders). The Bidders have sole discretion to reject any Tax Cost Certificate submitted by or on behalf of holders that the Bidders determine is not valid or in proper form.

3.              Am I required to complete and submit a Tax Cost Certificate? What happens if I do not submit a Tax Cost Certificate?

No, holders are not required to complete and submit a Tax Cost Certificate.  If you do not timely and validly submit a properly-completed Tax Cost Certificate and you are not an Argentine resident for Argentine tax purposes, the Bidders will withhold from your payment on the Payment Date 13.5% of the Offer Price in respect of Argentine income tax on capital gains.

4.             What is the deadline to submit the Tax Cost Certificate?  What is the deadline to submit the Letter of Transmittal and the Form of Acceptance for Shares?

The Tax Cost Certificate, including all supporting documentation attached as Annex A, must be submitted no later than 11:59 p.m., New York City time, on November 4, 2016, which is five business days before the Expiration Date, in order to allow sufficient time for the Bidders’ advisors to review the form and substance of the Tax Cost Certificate prior to the Expiration Date and determine whether it is in proper form.

The deadlines for submission of the Letter of Transmittal (or Agent’s Message) and Form of Acceptance for Shares for any Securities tendered are as follows:

•                  For holders tendering ADSs by book-entry transfer through ATOP who elect to submit a Tax Cost Certificate — November 4, 2016 (the date that is 5 business days prior to the Expiration Date): The Tax Cost Certificate must include your VOI number, as issued by The Depository Trust Company (“DTC”) upon submission of your instructions to tender your Securities through DTC’s ATOP procedures (your Agent’s Message).  Consequently, because the deadline to submit the Tax Cost Certificate is November 4, 2016, the effective deadline to submit your Agent’s Message to the U.S. Receiving Agent is November 4, 2016.

•                  For holders of certificated ADSs who elect to submit a Tax Cost Certificate — November 11, 2016 (the Expiration Date): Holders who hold certificated ADSs may submit the Tax Cost Certificate to the U.S. Receiving Agent by November 4, 2016 and separately submit the Letter of Transmittal to the U.S. Receiving Agent by November 11, 2016 (the Expiration Date).

•                  For holders who elect to be subject to the default Argentine capital gains tax withholding of 13.5% of the Offer Price by not submitting a Tax Cost Certificate — November 11, 2016 (the Expiration Date)

5.             How do I submit my completed Tax Cost Certificate, and do you accept electronic copies of the Tax Cost Certificate and the related supporting documentation attached as Annex A?

An original physical copy of the completed Tax Cost Certificate and any supporting documentation, all of which must be notarized and apostilled, must be mailed to and received by Computershare Inc., as U.S. Receiving Agent, no later than 11:59 p.m., New York City time, on November 4, 2016, using the appropriate mailing address indicated below and set forth on the Form of Letter of Transmittal and Form of Acceptance for Shares.

By First Class, Registered or Certified Mail:	By Express or Overnight Delivery:
Computershare Trust Company, N.A.	Computershare Trust Company, N.A.
c/o Voluntary Corporate Actions	c/o Voluntary Corporate Actions
PO Box 43011	250 Royall Street, Suite V
Providence, RI 02490-3011	Canton, MA 02021

6.             Who must prepare and sign the Tax Cost Certificate, and what qualifications does the preparer need to meet?

A public accountant or public accounting firm certified in the jurisdiction of the tendering holder must prepare and sign the Tax Cost Certificate.

The certified public accountant or firm must be duly licensed and registered with a professional association or governmental entity that certifies public accountants or carries a registration of all licensed certified public accountants in your jurisdiction.

The signature of the public accountant on the Tax Cost Certificate must be notarized and apostilled.  In addition, the certified public accountant’s signature must be validated or certified by the appropriate professional organization that has issued such account’s license or, in the case of accountants certified in the United States, must include a registration number.

7.              How should the Tax Cost Certificate be prepared?

The preparer should complete the bracketed information in the cover letter and complete the table with information requested on the Securities acquired, using the FIFO method of accounting in the event that the holder acquired Securities on different dates (or—if on the same date—at different prices).

The preparer must specify the supporting documentation attached to the Tax Cost Certificate in the first and second bullet point and any additional procedures followed in the fifth bullet point of the cover letter.

The completed Tax Cost Certificate must be signed by the preparer and include a stamp, seal or signature verifying that the preparer is a certified public accountant.

8.              What supporting documents should be attached to the Tax Cost Certificate?

You should attach the supporting documentation that the certified public accountant or firm preparing the Tax Cost Certificate requires or uses in order to certify the accuracy of the date, quantity and cost of the Securities acquired as set forth in the completed Tax Cost Certificate, e.g., accounting records, bank statements, brokers statements, payment receipts or evidence of payments or transfers.  A Tax Cost Certificate that does not include supporting documentation will not be accepted as in proper form.

The supporting documentation attached must be duly executed (or have a duly-executed cover letter certifying that the supporting documentation is true and correct), and the signature must be notarized and apostilled.  If a bank or broker statement is included stating the quantity, date and acquisition cost of the Securities, the bank or broker statement must be duly executed by handwritten signature of an authorized officer of the bank or broker that holds your Securities.  Unsigned bank or broker statements will not be considered valid supporting documentation, and any Tax Cost Certificate that includes only unsigned documents will be rejected as not in proper form.

Because Argentina is a party to the 1961 Hague Convention, the public notary signatures on all documents must be authenticated with an apostille by the competent authorities designated by the government of the state of your jurisdiction, if your jurisdiction is also a signatory of the 1961 Hague

Convention.  For example, in the United States, the Secretary of State of each state and his or her deputies are typically the designated authorities.

If the country in which the Tax Cost Certificate is produced is not a signatory of the 1961 Hague Convention, the Tax Cost Certificate must be notarized with a public notary and then legalized at the Argentine Consulate of your jurisdiction.

9.              What type of supporting documentation are you looking for?

Supporting documentation could include a DTC participant, bank or securities broker statement that states the name of the tendering holder and the quantity, date and cost of acquisition of the tendered securities and must be signed (or accompanied by a certification letter signed) by an authorized officer of such entity.

10.      Why do you require so many formalities to complete the Tax Cost Certificate?  May the Tax Cost Certificate and supporting documentation be notarized electronically?

The Bidders are required to comply with the rules set forth under Argentine tax laws and, as a result, can only receive documentation that is in proper legal form for presentation to the Argentine tax authorities.

The Tax Cost Certificate and the supporting documentation may not be notarized electronically because authorities in Argentina require a handwritten signature of the public notary and the date of execution.

11.       In what currency should the acquisition cost be stated in the Tax Cost Certificate?

The acquisition cost must be stated in Argentine pesos.  If the acquisition was made in U.S. dollars, the acquisition cost in U.S. dollars should be converted into Argentine pesos at the buying foreign exchange rate for bills (Cotización Billetes-Compra) published by Banco de la Nación Argentina on its website at www.bna.com.ar (see “Ver histórico” link on homepage) as of the acquisition date.

If the acquisition was made in a foreign currency other than in U.S. dollars, such foreign currency must be converted into U.S. dollars as of the acquisition date before converting to Argentine pesos.

12.      May the supporting documentation I submit be in English, or do I need to translate it into Spanish?

Yes, the supporting documentation may be in English.  You do not need to translate into Spanish any supporting documentation in English.

13.      May we submit more than one Tax Cost Certificate to cover the holdings included in a letter of transmittal?

Yes.

14.      What if the certified public accountant or firm needs to add text to their report in connection with completing the Tax Certificate Cost?

No additional text should be added to the forms unless otherwise necessary.  Statements that exclusively limit the scope of the accountant’s review to checking the calculations, that disclaim responsibility for verifying the accuracy of supporting documentation or that provide that no one other than the holder can rely on the certificate will not be accepted by the Bidders. The preparer must be able to duly certify that the cost of acquisition detailed in the table provided in the Tax Cost Certificate is accurate and should specify that in the completed Tax Cost Certificate.

15.      If I purchase a large block of shares in one day, do I need to report each individual purchase or may I report the weighted average cost of that acquisition?

Your Tax Cost Certificate must separately report each individual purchase with its corresponding acquisition cost. You may not report the weighted average cost of the large block of shares purchased.

16.      I acquired the ADSs/Class B Shares a long time ago and the foreign exchange rate of U.S. dollars to Argentine pesos on the acquisition date was substantially lower than today’s rate, resulting in a substantial net gain in Argentine pesos.  Will I be able to state my acquisition cost at the current foreign exchange rate so that my Net Gain is not distorted by differences in the foreign exchange rate?

No, the acquisition cost must always be stated in Argentine pesos using the foreign exchange rate at the date of acquisition.  However, the acquisition cost for Securities that are sold and later repurchased should be based on the last date of purchase.

17.      When will I know if my Tax Cost Certificate has been accepted or rejected, and what happens if you reject the Tax Cost Certificate I submitted?

Your Tax Cost Certificate will be reviewed by the Bidders’ advisors during the five business days prior to the Expiration Date.  If your Tax Cost Certificate is not in proper legal form or has deficiencies, you will be contacted promptly, but in any event prior to the Expiration Date so you can elect to (1) cure the deficiency or deficiencies prior to the Expiration Date, (2) choose to have your tender rejected because it was accompanied by non-conforming documentation (which will effectively be deemed a withdrawal of the tender), or (3) elect to resubmit the tender without the Tax Cost Certificate, in which case the Bidders will withhold from your payment on the Payment Date an amount equal to 13.5 % of the Offer Price in respect of Argentine income tax on capital gains, in addition to any other applicable withholding as set forth in the U.S. Offer to Purchase.

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Additional Information

This press release is for informational purposes only and does not constitute an offer to buy or a solicitation of an offer to sell any securities of TEO. Complete terms and conditions of the U.S. Offer are set forth in the U.S. Offer to Purchase, Letter of Transmittal and other related materials that were filed by the Bidders with the SEC on September 15, 2016. Copies of the U.S. Offer to Purchase, Letter of Transmittal and other related materials are available free of charge from D.F. King & Co., Inc., the U.S. information agent for the U.S. Offer, toll free at (866) 721-1211, or for bankers and brokers, at (212) 269-5550 or via email at teco@dfking.com. The receiving agent in the U.S. for purposes of the U.S. Offer is Computershare, Inc.

For further information please contact:

Julio R. Rodriguez, Jr.

Fintech Telecom, LLC

375 Park Avenue, 38th Floor

New York, New York 10152

Telephone: (212) 593-4500